Exhibit 5.3

E:	lou@bevilacquapllc.com
T:	202.869.0888
W:	bevilacquapllc.com

December 2, 2024

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

Ladies and Gentlemen:

We have acted as special counsel to Signing Day Sports, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $2,709,817, pursuant to (i) a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”), on the date hereof (the “Registration Statement”), (ii) the base prospectus contained therein relating to the proposed issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act, and the supplements to such prospectus referred to therein, of up to $100,000,000, or the equivalent thereof, of the Common Stock and/or certain other securities set forth therein (the “Base Prospectus”), (iii) the prospectus supplement contained therein (together with the Base Prospectus, the “Prospectus”), and (iv) that certain At The Market Offering Agreement, dated as of December 2, 2024, by and between the Company and H.C. Wainwright & Co., LLC (the “Offering Agreement”). The Shares, having an aggregate offering price of up to $2,709,817, offered under the Prospectus, are included in the aggregate offering price of $100,000,000 under the Base Prospectus.

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (e) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (f) that there will be sufficient shares of Common Stock authorized under the Company’s organizational documents that are not otherwise reserved for issuance; and (g) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 December 2, 2024

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Offering Agreement and upon receipt by the Company of full payment therefor in accordance with the Offering Agreement, will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters or municipal law or the laws of any local agencies within any state. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute that may arise in the future. In addition, the Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date hereof.

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; and (ii) factual information provided to us by the Company. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was made available to us and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. Whenever this letter provides advice about (or based upon) our knowledge of any particular information, such advice is based entirely on the actual knowledge at the time this letter is delivered on the date it bears by the lawyers with Bevilacqua PLLC who have represented or are representing the Company in connection with the issuance of the Securities after consultation with other lawyers with Bevilacqua PLLC who have represented the Company on other substantive matters.

The opinions set forth in this letter are being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the use of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC